Exhibit 99.1
CytRx Reports 2013 Second Quarter Financial Results

Plans to initiate Phase 2b trial in brain cancer in the second half of 2013 and global Phase 3 pivotal trial in soft tissue sarcoma in the first quarter of 2014

LOS ANGELES (August 6, 2013) – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today reported financial results for the three and six months ended June 30, 2013, and provided a clinical update.

“This is a pivotal time at CytRx with multiple near-term significant clinical results,” said Steven A. Kriegsman, CytRx President and CEO.  “We are making preparations to begin in the coming months two late-stage clinical trials with aldoxorubicin, our improved version of the widely used chemotherapeutic doxorubicin, and expect to report data in the second half of 2013 from our global Phase 2b clinical trial testing aldoxorubicin head-to-head against doxorubicin as a first-line therapy for soft tissue sarcomas.”

“We plan to initiate a Phase 2b clinical trial later this year in patients with advanced, relapsed glioblastoma (brain cancer), following exciting, statistically significant efficacy data that we reported in July showing that aldoxorubicin induced tumor regression and significantly increased the lifespan of animals with intracranial implanted human glioblastoma,” said Mr. Kriegsman. “Our decision to rapidly move into the clinic was prompted by aldoxorubicin’s demonstrated ability to cross the blood-brain barrier and concentrate at the site of glioblastoma tumors.  Effective treatment of glioblastoma is a major unmet medical need, and there is no therapy that prolongs life for this difficult-to-treat, deadly cancer after it relapses.

“Our global pivotal Phase 3 trial is expected to commence in the first quarter of 2014.  This clinical trial will evaluate aldoxorubicin as a treatment for patients with soft tissue sarcomas which have progressed following prior treatment with chemotherapy.  The Phase 3 pivotal trial is being conducted under a special protocol assessment (SPA) with progression free survival as the primary endpoint,” he added.

Recent Clinical Highlights

•
In May - announced initial data from a Phase 1b clinical trial demonstrating that aldoxorubucin has distribution half-life of 20-24 hours following infusion, which is significantly longer than the five minute half-life of doxorubicin.  The trial also indicated that aldoxorubicin’s distribution to healthy tissue was 250-fold less than that of doxorubicin.  Aldoxorubicin showed prolonged clinical activity in two patients with small-cell lung cancer who had failed other therapies.

•
In June - presented preliminary results from a Phase 1b clinical trial that showed that aldoxorubicin administered at 90% of its single agent dose could safely be delivered in combination with doxorubicin at 50% of its single agent dose to patients with advanced solid tumors.  The presentation was made at the American Society of Clinical Oncology (ASCO) conference.

•
In June - announced the completion of enrollment of 105 evaluable patients in the global Phase 2b clinical trial with aldoxorubicin as a first-line treatment for soft tissue sarcoma.  This clinical trial allows for a head-to-head evaluation of efficacy and safety of aldoxorubicin and doxorubicin.

•
In July - reported highly favorable data from a confirmatory preclinical trial of human glioblastoma that showed statistically significant efficacy of arimoclomol (prolonged survival) and highly specific uptake of drug in the tumor only and not normal brain tissue.

Upcoming Milestones

•	2H13 – initiation of Phase 2b clinical trial with aldoxorubicin in patients with relapsed glioblastoma.
•
2H13 – progression free survival and tumor response results from the global Phase 2b clinical trial directly comparing the efficacy and safety of aldoxorubicin and doxorubicin as a first-line treatment for patients with soft tissue sarcoma.

•	1Q14 – initiation of global Phase 3 pivotal clinical trial with aldoxorubicin as a second-line treatment for patients with soft tissue sarcoma who have failed chemotherapy.
•	Ongoing work in expanding the oncology pipeline by combining the novel linker platform technology with additional chemotherapeutic agents.

Second Quarter 2013 Financial Results

Net loss for the three months ended June 30, 2013 was $3.4 million, or $0.11 per share, compared with a net loss of $13.3 million, or $0.63 per share, for the three months ended June 30, 2012. In the second quarter of 2013, the Company recognized a non-cash gain of $2.9 million on warrant derivative liability, compared with a loss on warrant derivative liability of $8.5 million for the second quarter of 2012.  The Company reported license revenue of $200,000 for the second quarter of 2013 and did not recognize revenue for the second of 2012.

Research and development (R&D) expenses were $4.6 million for the second quarter of 2013, and included development expenses of $2.5 million for aldoxorubicin and $0.9 million for tamibarotene. R&D expenses were $2.7 million for the second quarter of 2012.

General and administrative (G&A) expenses were $2.0 million and $2.1 million for three months ended June 30, 2013 and 2012, with non-cash stock-compensation expense of $0.4 million recorded for both quarters.

CytRx reported cash, cash equivalents and short-term investments of $28.0 million and no debt as of June 30, 2013.

About Glioblastoma
Glioblastoma is the most common and most malignant brain tumor in adults and afflicts more than 12,500 new patients in the U.S. annually. Despite surgical resection, radiotherapy and chemotherapy, the median survival after diagnosis is about 12-14 months. Although the reason for treatment failure may depend upon several factors, limited efficacy of chemotherapeutic agents has been attributed to several contributing factors including insufficient drug delivery to the tumor site through the blood-brain barrier.

About Soft Tissue Sarcoma
Sarcoma is an umbrella term for more than 50 subtypes of cancer that occur in the muscles, fat, blood vessels, tendons and other connective tissues in the body. Last year an estimated 38,000 new cases of soft tissue sarcoma were reported and more than 13,000 deaths were attributed to this cancer in the U.S. and Europe. Patients with metastatic, locally advanced or unresectable soft tissue sarcomas have a poor prognosis with progression-free survival of around 2 months to 4.6 months and median overall survival of approximately 9 months to 12 months. CytRx has been granted orphan drug designation by the FDA for the treatment of patients with soft tissue sarcomas.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. The CytRx oncology pipeline is focused on the clinical development of aldoxorubicin (formerly known as INNO-206), its improved version of the widely used chemotherapeutic agent doxorubicin.  CytRx has initiated a global Phase 2b clinical trial with aldoxorubicin as a treatment for soft tissue sarcomas, has completed its Phase 1b/2 clinical trial primarily in the same indication and a Phase 1b study of aldoxorubicin in combination with doxorubicin in patients with advanced solid tumors, and is conducting a Phase 1b pharmacokinetics clinical trial in patients with metastatic solid tumors. The Company plans to initiate a Phase 3 global pivotal trial under a special protocol assessment (SPA) with aldoxorubicin as a therapy for patients with soft tissue sarcomas whose tumors have progressed following treatment with chemotherapy. CytRx also is initiating a Phase 2b clinical trial with aldoxorubicin in patients with late-stage glioblastoma (brain cancer).  CytRx is expanding its pipeline of oncology candidates based on a novel linker platform technology that can be utilized with multiple chemotherapeutic agents and could allow for greater concentration of drug at tumor sites. The Company also has rights to two additional drug candidates, tamibarotene and bafetinib. CytRx completed its evaluation of bafetinib in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL), plans to seek a partner for further development of bafetinib, and is evaluating further development of tamibarotene. For more information about CytRx Corporation, visit www.cytrx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and results of CytRx's clinical trials, the risk that any future human testing of aldoxorubicin, the Company’s linker technology and other drug candidates might not produce results similar to those seen in past human or animal testing, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including the Phase 3 clinical development of aldoxorubicin, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYTRX CORPORATION
CONDENSED BALANCE SHEETS
(Unaudited)
	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$10,980,486	$14,344,088
Short-term investments	17,000,000	24,000,000
Receivables	211,626	109,802
Interest receivable	56,451	26,517
Prepaid expenses and other current assets	580,904	1,212,041
Total current assets	28,829,467	39,692,448
Equipment and furnishings, net	199,580	253,277
Goodwill	183,780	183,780
Other assets	102,271	102,271
Total assets	$29,315,098	$40,231,776
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities: Accounts payable	$2,783,894	$3,060,516
Accrued expenses and other current liabilities	2,811,770	3,033,189
Warrant liabilities	3,133,743	3,972,230
Total current liabilities	8,729,407	10,065,935

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 250,000,000 shares authorized; 30,608,392 shares issued and outstanding at June 30, 2013 and 30,607,916 at December 31, 2012	30,609	30,608
Additional paid-in capital	262,082,318	261,318,638
Treasury stock, at cost (118,836 shares at June 30, 2013 and 90,546 at December 31, 2012)	(2,335,818)	(2,279,238)
Accumulated deficit	(239,191,418)	(228,904,167)
Total stockholders’ equity	20,585,691	30,165,841
Total liabilities and stockholders’ equity	$29,315,098	$40,231,776

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
License revenue	$200,000	$—	$200,000	$—

Expenses:
Research and development	4,626,244	2,686,465	7,815,003	7,087,980
General and administrative	1,970,930	2,091,856	3,788,255	4,006,572
	6,597,174	4,778,321	11,603,258	11,094,552

Loss before other income (loss)	(6,397,174)	(4,778,321)	(11,403,258)	(11,094,552)

Other income (loss):
Interest income	35,564	27,547	75,822	63,005
Other income, net	4,761	16,491	201,698	50,551
Gain (loss) on warrant derivative liability	2,933,707	(8,528,192)	838,48	(12,416,358)

Net loss	$(3,423,142)	$(13,262,475)	$(10,287,251)	$(23,397,354)

Basic and diluted net loss per share	$(0.11)	$(0.63)	$(0.34)	$(1.10)

Basic and diluted weighted average shares outstanding	30,418,435	21,204,499	30,417,906	21,203,754

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Thomas Wagner
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or

Company
CytRx Corporation
David Haen
Vice President, Business Development
310-826-5648 x304
dhaen@cytrx.com